                                                                                                                      Exhibit 11
                                                                                                                      ----------
                                             CML GROUP, INC. AND SUBSIDIARIES
                                             COMPUTATION OF EARNINGS PER SHARE

                                                                   Third Quarter                         Nine Months
                                                                   -------------                         -----------
                                                                 1995               1994              1995              1994
                                                                 ----               ----              ----              ----
Primary earnings (loss) per share:

Weighted average number of shares
    outstanding:
Common                                                     49,536,857         50,512,151        49,795,869        50,571,798
Shares deemed outstanding from the
    assumed exercise of stock options
    and from deferred compensation
    awards                                                    680,142          1,042,153           769,933         1,209,823
                                                         ------------        -----------       -----------       -----------
Total                                                      50,216,999         51,554,304        50,565,802        51,781,621
                                                         ============        ===========       ===========       ===========
Net income                                               $(39,630,000)       $17,062,000       $ 2,929,000       $62,505,000
                                                         ============        ===========       ===========       ===========
Primary earnings (loss) per share                              ($0.80)             $0.33             $0.06             $1.21
                                                               ======              =====             =====             =====
Fully diluted earnings (loss) per share:

Weighted average number of shares
    outstanding, as above                                  50,216,999         51,554,304        50,565,802        51,781,621
Shares deemed outstanding from the
    assumed conversion of convertible
    subordinated debentures                                 1,743,667          2,218,649         2,024,256         2,218,649
Additional shares deemed outstanding
    from the assumed exercise of
    stock options                                                  --                 --             2,642            33,683
                                                         ------------        -----------       -----------       -----------
Total                                                      51,960,666         53,772,953        52,592,700        54,033,953
                                                         ============        ===========       ===========       ===========
Additional income from the elimination of
    the interest cost of the convertible subord-
    inated debentures, net of income tax effect              $411,000           $543,000        $1,442,000        $1,563,000

Fully diluted earnings (loss) per share                        ($0.80)             $0.33             $0.06             $1.19
                                                               ======              =====             =====             =====


                                                            16